Exhibit 99.3

Amendment No. 2 to Traffix, Inc. – Andrew Stollman Employment Agreement

SECOND AMENDMENT dated as of May 10, 2005 between Traffix, Inc. (the “Company”) and Andrew Stollman (“Executive”), amending that certain December 1, 2001 Employment Agreement between the Company and Executive, as amended on June 3, 2004 (as so amended, the “Agreement”).

1.                                       All capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to such terms as in the Agreement. All provisions of the Agreement not specifically amended by the provisions hereof shall remain in full force and effect, including specifically but without limitation, the remaining provisions of the Sections of the Agreement amended herein.

2.                                       A new clause (a)(v) shall be added to Section 3 as follows:

(v)        in the event the Company’s EBITDA during any Bonus Period commencing with the fiscal year ending November 30, 2005 exceeds $1,100,000, a bonus (the “EBITDA Bonus”) in respect of each such Bonus Period of $30,000.00, payable within ninety (90) days after the end of such Bonus Period, but until approval of this Agreement by the Company’s shareholders, in no event shall the amount payable to Executive under this subclause (v) in any fiscal year of the Company exceed an amount, which, when added to all other compensation (as such term is used in Section 162(m) of the Code) paid to Executive in such fiscal year results in the total of such compensation for such fiscal year to exceed $1,000,000.

3.                                       The final paragraph of Section 3(b) is hereby amended as follows:

The determination of the Pre-Tax Income, 5% Bonus, Additional Bonus and EBITDA Bonus for any Bonus Period shall be made in accordance with the Company’s audited financial statements, which shall be conclusive and binding upon the Company and Executive; provided, however, that if

(a)                               a Bonus Period ends prior to the end of a fiscal year of the Company, and any year-end adjustment is subsequently made that affects the determination of the 5% Bonus, Additional Bonus and/or EBITDA Bonus for such Bonus Period; or

(b)                               if the Company files with the Securities and Exchange Commission an amendment to any of its filings which includes a restatement of the financial information for any Bonus Period that would have the affect of changing the 5% Bonus, Additional Bonus and/or EBITDA Bonus for such Bonus Period, the Company shall promptly give written notice to Executive of any such change, setting forth in reasonable detail therein the amount of and basis for such change. If such change involves an increase to such 5% Bonus, Additional Bonus or EBITDA Bonus, the Company shall pay such increase to Executive concurrently with the delivery of such notice; and if such change involves a decrease to such 5% Bonus, Additional Bonus or EBITDA Bonus, Executive shall repay the amount of such decrease to the Company promptly, and in any event within 60 days, after receipt of such notice.

4.                                       Section 4 is amended in order to clarify the definition of “Operating Cash Flow” as being “income from operations exclusive of depreciation and amortization, plus income from interest.”

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

TRAFFIX, INC.

By:	/s/
Name:	Jeffrey L. Schwartz
Title:	CEO and Chairman

/s/
ANDREW STOLLMAN